EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its December 2013 Newsletter: Expects Earnings to Meet or Exceed the Dividend

WHITE PLAINS, NY, Dec. 19, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("FSC") released its December 2013 newsletter today.

At FSC, we are using our sponsor relationships and investment expertise to make prudent investments with attractive risk-adjusted returns in a market characterized by compressing debt yields and increasing leverage multiples. We believe that continuing to focus on safer unitranche loans to larger borrowers is the right way to manage risk. However, this risk profile led to a lower weighted average yield on debt investments, and in turn, a lower net investment income per share. As a result, FSC's Board of Directors recently decided to lower the dividend per share to a level more consistent with current net investment income per share.

The decision to reduce the dividend was based on the view that near-term growth in earnings would be unlikely to close the previous gap between net investment income per share and the dividend that occurred over recent past quarters. The dividend change was not due to expectations for lower near-term earnings per share compared to prior levels. Previously anticipated growth in net investment income per share is now more likely expected to occur several quarters in the future. This was a result of the economic environment and our initiatives to improve earnings taking time to develop.

The team at FSC is focused on generating net investment income per share that exceeds the current dividend level. This should be achievable given that FSC's weighted average yield on debt investments has stabilized, leverage is maintained near the target range and multiple initiatives previously discussed are underway to grow net investment income per share.

Early in FSC's history as a public company, it was able to grow net investment income per share and the dividend per share by deploying capital at the right time. We are optimistic that success in our initiatives to grow earnings per share combined with our positioning in the current cycle should enable us to grow net investment income per share, and ideally the dividend per share, in the future.

FSC's active pace of originations in October and November continued into the month of December. Thus far in the December quarter, FSC funded $528 million of originations and experienced $143 million of sales, repayments and syndications which, in addition to the current pipeline, should bring leverage near the low-end of our target range of 0.6x to 0.7x debt-to-equity excluding SBA debentures. The pipelines for FSC's venture finance and aviation leasing teams are building, but we expect these two businesses will take multiple quarters to scale to a level that impacts the overall portfolio. In the longer-term, while they may contribute to growth in FSC's net investment income per share, they should each remain a small part of FSC's overall assets.

We estimate net asset value per share should be stable at the end of the December quarter. As a reminder, our last reported net asset value per share was $9.85 as of September 30, 2013 and FSC has not, and does not intend to, ask its shareholders for permission to issue shares below net asset value per share.

Capital Markets Team Making an Impact at FSC

One advantage of building a leading middle market origination platform is that we can share our deal flow with other lenders to improve our returns and manage liquidity and concentration risk. When we syndicate an investment, we sell a portion of a loan that we originated, underwrote and structured to another investor.

Our capital markets team is actively working on syndicating portions of several of FSC's recent investments, which should enhance the yield on the portion of each investment that we retain in our portfolio. We should be able to enhance the yields on some investments by syndicating a portion because we may not pass along the full pro rata share of the Original Issue Discount ("OID") or the full coupon on the investment to the syndication partner. In our industry, the economic interest we retain is referred to as "skim," and it compensates us for originating, structuring, underwriting and managing the asset.

The ability to syndicate loans is a key differentiator because it enables us to underwrite larger deals (which can generate a premium yield), enhance the yield on our investments and provide validation of our people, processes and platform by other leading investors in middle market credit. As an example, we recently syndicated a $20 million portion of our unitranche loan to AdVenture Interactive, Corp. to another investor. This reduced our debt exposure from approximately $113 million as of September 30, 2013 to around $93 million.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management. With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street's website can be found at fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com